Exhibit II-3

(English Language Summary)

FamilyMart Co., Ltd. and UNY Group Holdings Co., Ltd.’s Public Notice Regarding the Merger and Demerger, dated June 1, 2016

A fair and accurate summary of the material provisions of the above-mentioned foreign language document is included in “Public Notice of Merger and Absorption-Type Demerger of FamilyMart Co., Ltd.,” dated as of June 1, 2016, furnished as Exhibit 24 to Form CB filed with the Securities and Exchange Commission on June 1, 2016.